Exhibit 99.1

Contact:	James B. Miller, Jr. (404) 240-1501 jim.miller@lionbank.com
Palmer Proctor, Jr. (404) 240-1525 palmer.proctor@lionbank.com

FIDELITY BANK ACQUIRES ASSETS AND DEPOSITS OF

SECURITY EXCHANGE BANK IN FDIC TRANSACTION

ATLANTA, GA (June 15, 2012) — Fidelity Bank, a subsidiary of Fidelity Southern Corporation (NASDAQ:LION), announced it entered into a Purchase and Assumption Agreement with the FDIC to purchase substantially all the assets and assume all the deposits of Security Exchange Bank. As of March 31, 2012, Security Exchange Bank had approximately $151.0 million in total assets and $147.9 million in total deposits. Security Exchange Bank operated two branch locations in Marietta, Georgia. Fidelity Bank assumed both insured and uninsured deposits. Both former Security Exchange Bank locations will open as normal on Monday, June 18, at their regular times and Security Exchange Bank customers will continue to be able to conduct banking business, including accessing their money by writing checks and using ATM or debit cards. All outstanding checks will be processed as usual, and customers can continue using their Security Exchange checks.

With the acquisition, Fidelity Bank will operate 30 banking locations in 12 metro Atlanta counties and one branch located in Jacksonville, Florida.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 30 branches in metropolitan Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, Indirect Automobile, and Mortgage loans are provided through employees located throughout the South. For additional information about Fidelity’s products and services, please visit the website at www.FidelitySouthern.com.